                                 EXHIBIT 99.A.

                        ANNUAL REPORT TO SHAREHOLDERS OF

                    THE DELAWARE COUNTY BANK & TRUST COMPANY

                              MESSAGE TO SHAREHOLDERS


Dear Shareholders,

        It is a very special pleasure to present this, our annual report for 1996.

        Someone once said, "Happiness lies in the joy of achievement and the thrill of creative effort." This best describes our feelings about the many things that have occurred during 1996.

        First, we'll look at our phenomenal growth. At year-end 1996, total assets were slightly over $319 million. This represents an increase of approximately 16.4% over year-end 1995. Our total deposits were $279 million or 14.4% over the corresponding period. We were particularly successful in gaining market share in southern Delaware County. These percentages far surpass any previous growth rates in a given year. In lending, we also experienced a very healthy growth. At slightly over $203 million, we increased loans by approximately 17.3% over year-end 1995. Although this growth was fairly evenly divided in the various categories, we take pride in being the leader in lending to the business and industrial community.

        We are very pleased to report our earnings performance for 1996. As you may recall, earnings for 1995 set new records for The Bank. We surpassed those numbers in 1996 with net after tax income of $4,880,000 or an increase of approximately 36% over 1995. This, once again, places us in the top of our peer group in earnings performance.

        In our letter to shareholders last year, we stated a desire to bring consistency in performance and increased value to our investors. Our earnings performance in 1996 equals a return on equity of 15.99% compared to 13.17% in 1995 and 9.73% in 1994. We also increased earnings per share outstanding from $2.52 to $3.43 or an increase of approximately 36%. In addition, we paid out, in the form of dividends, 67 cents per share. This is an increase of 31% over 1995. In December 1995, the pre-dominant trading price of our stock was approximately $26 per share. In December 1996, the predominant trading price was $44 per share or an increase of 69%. As of this writing, prices were in the range of $47 to $50 per share. The point of this information is that we have achieved our goal of bringing added value to our investors.

        Our market area has experienced a wide range of emotions economically this past year. We have witnessed the loss of jobs due to plant closings and downsizing. We have also witnessed the emergence of new businesses and expansion in others. Our unemployment rate remains among the lowest in the state and we feel very positive about employment opportunities in the area. The City of Delaware and the county are in the process of planning for the anticipated growth we will see in the coming years. This includes downtown renovations and improvements to the infrastructure.

        We are very pleased with our progress in Union County. As in any project, it takes time to realize the potential of a new market. This past year, we began to see solid growth in both deposits and loans in our Marysville locations.

        During the early months of 1996, we began a strategic planning program which is still in process. The resulting plan, much of which has been put into action, will ensure that we remain a vibrant and successful independent community bank.

        As we look to the future, we anticipate 1997 will be as exciting for us as was 1996. Our new branch facilities in Westerville and on the new Sawmill Parkway will be completed by midyear. We are very excited about the prospects for growth in these areas.

        By the time you receive this report, the formation of our holding company will be finalized and you will be shareholders in DCB Financial Corp. We believe this restructuring will have long term positive implications on your investment. Although we do not have a particular project to announce as this time, we are looking at various opportunities for the company. We believe that in order for us to be viable as a financial organization, change must occur. While we will never lose sight of our community bank heritage, other forms of financial services and technology enhancements must de developed to meet customer demand.

        We will continue to explore opportunities for expansion into new markets. This will most likely be in the form of acquisitions of full service banking operations or branches of other organizations.

        On behalf of your board of directors, officers and employees, I would like to thank you for your support and confidence in us this past year. We look forward to reporting a successful 1997.

        As always, we welcome your questions and comments.


Sincerely,

/s/ LARRY D. COBURN

Larry D. Coburn
President & Chief Executive Officer

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                  FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
                (dollars in thousands, except per share amount)

                                   1996           1995           1994            1993           1992
                                ----------------------------------------------------------------------
OPERATING DATA:
Net increase income               $13,265        $11,862        $10,106         $10,009         $9,114
Provision for loan losses             366            362            145             155             72
Net income (4)                      4,880          3,583          2,399           2,398          2,189
Net income (5)                      4,880          3,583          2,399           2,958          2,189
Cash dividends declared               995            731            703             637            579


PER SHARE DATA: (1)
Net income (4)                      $3.43          $2.52          $1.68           $1.68          $1.54
Net income (5)                       3.43           2.52           1.68            2.07           1.54
Cash dividends                        .67            .51            .49             .45            .41
Book value at period end            22.87          20.14          18.02           16.82          15.17

Shares outstanding
  at year end (2)               1,424,400      1,424,400      1,424,400       1,424,400      1,424,400


AVERAGE BALANCES:
Total assets                     $298,651       $254,177       $250,535        $240,396       $227,446
Total earning assets              281,851        240,545        237,023         227,429        217,009
Total deposits                    265,057        225,139        224,455         215,769        201,101
Net loans (3)                     186,755        170,797        143,352         126,734        119,524
Shareholders' equity               30,514         27,213         24,657          22,957         20,774


RATIOS:
Return on average assets (4)         1.63%          1.41%           .96%           1.00%           .96%
Return on average assets (5)         1.63           1.41            .96            1.23            .96
Average shareholders'
  equity to average assets          10.22          10.71           9.84            9.55           9.13
Return on average
  shareholders' equity (4)          15.99          13.17           9.73           10.45          10.54
Return on average
  shareholders' equity (5)          15.99          13.17           9.73           12.88          10.54
Dividend payout ratio (4)           19.57          20.40          29.30           26.56          26.45


BALANCE SHEET DATA:
Total assets                     $319,117       $274,078       $257,693        $244,349       $232,277
Total shareholders' equity         32,579         28,694         25,674          23,962         21,602
Long-term debt                                        25             46              65             83


(1) Per share data has been restated to reflect the three for one stock split on June 14, 1995.

(2) Used in computing book value per share.

(3) Net of unearned interest and allowance for loan loss.

(4) Net income before cumulative effect of change in accounting.

(5) Net income after cumulative effect of change in accounting.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                       INTEREST RATE SENSITIVITY SCHEDULE
                             (dollars in thousands)


                     MATURING OR NEXT RATE ADJUSTMENT DATE

                                        ONE          ONE          OVER
                                        YEAR       THROUGH        FIVE
                                      OR LESS     FIVE YEARS      YEARS       TOTAL
ASSETS
Loans                                 $143,861      $54,496      $5,235      $203,592
Securities                              28,602       38,221      10,739        77,562
Federal funds sold                      18,250           --          --        18,250
                                      --------      -------     -------      --------
Rate sensitive assets (RSA)            190,713       92,717      15,974       299,404


LIABILITIES
Interest-bearing demand and
  money market deposits                118,150           --          --       118,150
Savings                                 38,389           --          --        38,389
Interest-bearing time                   51,370       27,393          --        78,763
Notes payable                            6,544           --          --         6,544
Long-term debt                               2           --          --             2
                                      --------      -------     -------      --------
Rate sensitive liabilities (RSL)       214,455       27,393          --       241,848
                                      --------      -------     -------      --------
Gap (1)                               $(23,742)     $65,324     $15,974       $57,556
                                      ========      =======     =======      ========
Cumulative Gap                        $(23,742)     $41,582     $57,556       $57,556
                                      ========      =======     =======      ========
Cumulative Gap to RSA                    (7.9)%        13.9%       19.2%         19.2%

RSA/RSL                                   88.9%       338.5%         --         123.8%

(1) "Gap" is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.


                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                       CAPITAL RESOURCES AND COMMON STOCK
                (dollars in thousands, except per share amounts)


                                   DECEMBER 31, 1996
CAPITAL RESOURCES
Shareholders' equity                      $32,579
Book value per share                        22.87
Regulatory capital
     Tier 1 capital                        32,427
     Tier 1 and Tier 2 capital             34,350
     Risk adjusted assets                 218,553
     Tier 1 capital ratio                  14.84%
     Tier 1 and Tier 2 capital ratio       15.72%
     Leverage rate                         10.20%


COMMON STOCK
The Bank's common stock is not traded on any securities exchange or in the over-the-counter market. However, a brokerage firm, Swency Cartwright, currently serves as market maker and maintains daily bid and ask prices for The Bank's common stock. The information provided in the chart below is based on information received from these market markers. The chart also specifies the cash dividends paid by The Bank to its shareholders during 1996 and 1995. While management expects to maintain its policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared or, if declared, what the amount of any such dividends will be. All figures have been restated to reflect the 3 for 1 stock split on June 14, 1995.

                                                  QUARTER ENDED 1995
                                    Mar. 31     June 30      Sept. 30     Dec. 31
(Dollars per share)
Range of average known price:
High                                   $22         $23          $25          $26
Low                                     20          21           22           23
Dividends                              .25        None          .26         None

Number of shareholders at year-end           1,188


                                                  QUARTER ENDED 1996
                                    Mar. 31     June 30      Sept. 30     Dec. 31
(Dollars per share)
Range of average known price:
High                                   $29       $36.5         $38          $47
Low                                   24.5          28          34         36.5
Dividends                              .32        None         .35         None

Number of shareholders at year-end           1,226

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

This discussion is intended to focus on and amplify certain financial information regarding The Bank. It should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein and the consolidated five-year summary of selected historical financial data on page 1. Management is not aware of any market or institutional trends, events or uncertainties that will have or are reasonably likely to have a material effect on liquidity, capital resources or operations except as discussed herein. Also, management is not aware of current regulatory requirements which would have such effect if implemented.

Results of Operations: Net income for 1996 was $4,880,000 or $3.43 per share compared to $3,583,000 or $2.52 per share for 1995 and $2,399,000 or $1.68 per share for 1994. Return on average assets was 1.63%, 1.41% and 0.96% for 1996, 1995 and 1994, respectively. Return on average shareholders' equity 15,99%, 13.17% and 9.73% for the same three year period.

Net interest income is the largest component of the consolidated statement of income and primarily consists of the difference between interest generated on earning assets and interest expense incurred on interest-bearing liabilities. Interest income increased 17.5% from 1995 to 1996, and net interest income increased 11.8% for the same period. Net interest income as a percentage of total interest income was 56.5%, 59.4%, and 62.1% for 1996, 1995 and 1994, respectively. This reduction is in keeping with The Bank's decision to provide an attractive interest rate for its community bank customers to retain deposits and attract new ones. Total interest-bearing deposits increased 18.5%, with increases in both interest-bearing demand deposits and in longer term certificates of deposits.

As interest rates on earning assets remained relatively flat due to competition and the steady economy, The Bank was able to significantly increase noninterest income and reduce noninterest expense. Noninterest income increased by 19.9% from 1995 to 1996, compared to a 3.0% increase from 1994 to 1995, due to decreased FDIC insurance costs, litigation expenses and marketing costs.

Income taxes as a percentage of income before taxes increased from 30.4% in 1995 to 32.0% in 1996 due to reduction in tax-exempt income.

Financial Condition: The Bank achieved total asset growth of 16.4% from 1995 to 1996. Total deposits increased 14.4% due to growth in interest-bearing deposits of 18.5%. Increases were in both interest bearing demand deposits and longer-term certificates of deposit. The deposit growth was invested in both loans, which increased just over $30,000,000 in 1996, or 17.3%, and securities which increased just over $18,000,000 or 29.7%. Attention to credit quality during this growth period has resulted in very good asset quality. The provision for loan losses was $366,000 in 1996 compared to $362,000 in 1995. Nonperforming loans totaled only $501,000 in 1996 compared to $2,000,000 in 1995 and $1,600,000 in 1994.

Effects of New Accounting Pronouncements As discussed in Note 1 to the financial statements, management adopted the provisions of Statement of Financial Accounting Standard (SFAS) Nos. 114 and 118, which modified the accounting for impaired loans. The standard was adopted in 1995, and the effect of this accounting change was not material in 1995 or 1996.

The Financial Accounting Standard Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" which was subsequently amended by SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets of Extinguishments of Liabilities," SFAS No. 122 requires recognition, as separate assets, rights to service mortgage loans for others. The Bank adopted SFAS No. 122 effective January 1, 1996, which resulted in total mortgage servicing rights asset of $107,000 as year end 1996. SFAS No. 125 extends the recognition of servicing rights for all loans serviced for other and is effective on January 1, 1997. See
Note 1 to the financial statement for further discussion.

Capital Resources: Shareholders' equity totaled $32,579,000 and $28,694,000 at December 31, 1996 and 1995, respectively. The ratio of average shareholders' equity to average assets was 10.22% and 10.71% for 1996 and 1995. As of December 31, 1996, The Bank met all of the regulatory risk-based capital requirements and is considered a well capitalized bank. See Capital Resources on Page 1.

Cash dividends paid during the year ended December 31, 1996 totaled $955,000 or $.67 per share compared to $731,000 or $0.51 per share in 1995. The dividend payout ratios, or the percentage of earnings paid in dividends, were 19.57% and in 1996 and 20.40% in 1995.

Liquidity Management: The following summarized The Bank's net change in cash and cash equivalents

(in $000's)                                   1996              1995             1994
                                           --------------------------------------------
Net income                                   $4,880             $3,583           $2,399
Adjustments to reconcile net income
to net cash from operations                      95               (125)             807
                                           --------------------------------------------
Net cash from operations                      4,975              3,458            3,206

Net cash from investing activities          (48,844)             2,401          (10,325)
Net cash from financing activities           40,049             12,546           10,698
                                           --------------------------------------------

Net change in cash and cash equivalents     (3,820)             18,405            3,519
Beginning cash and cash equivalents         36,179              17,774           14,255
                                           --------------------------------------------
Cash and cash equivalents at year end      $32,359             $36,179          $17,774
                                           ============================================

Interest Rate Sensitivity: The variance between rate sensitive assets and rate sensitive liabilities during a specific time frame is generally referred to as the gap. A high ratio of rate sensitive liabilities, generally referred to as a negative gap, tends to benefit net interest income during falling interest rates, while the opposite holds true during rising interest rate periods. The Bank's management attempts to minimize interest rate risk through management of the gap in order to achieve maximum shareholder return. The table on page 6 demonstrates The Bank's rate sensitivity. All assets and liabilities included in this report are listed at their contractual repayment terms except mortgage-backed securities, which also show anticipated prepayments. Currently, The Bank has a negative gap position, which is beneficial in a falling rate environment.

Effects of Inflation: Substantially all of The Bank's assets and liabilities are monetary in nature. While stated in fixed terms without regard to price level changes, a bank's net assets will experience a purchasing power loss in periods of inflation. It should be noted, however, that interest rates and the inflation rate do not always move in a direct correlation.

                                        THE DELAWARE COUNTY BANK & TRUST COMPANY
                                        ----------------------------------------

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY


                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------




                                                                             1996          1995
                                                                             ----          ----
ASSETS
Cash and due from banks (Note 13)                                          $14,109        $13,879
Federal funds sold                                                          18,250         22,300
                                                                         ---------      ---------
    Total cash and cash equivalents                                         32,359         36,179
Securities available for sale (Note 2)                                      47,174         31,478
Securities held to maturity (Estimated fair value of $32,171 in 1996
  and $29,591 in 1995) (Note 2)                                             31,871         29,477
Loans and leases (Note 3)                                                  203,592        173,539
Less allowance for loan losses (Note 5)                                     (1,923)        (1,940)
                                                                         ---------      ---------
    Net loans and leases                                                   201,669        171,599
Premises and equipment, net (Note 6)                                         2,704          2,589
Other real estate owned                                                        236            266
Accrued interest receivable and other assets                                 3,104          2,490
                                                                         ---------      ---------

         Total assets                                                     $319,117       $274,078
                                                                         =========      =========

LIABILITIES
Deposits
    Noninterest-bearing deposits                                           $43,789        $45,255
    Interest-bearing deposits (Note 8)                                     235,302        198,601
                                                                         ---------      ---------
         Total deposits                                                    279,091        243,856
Borrowed funds (Note 9)                                                      6,546            777
Accrued interest payable and other liabilities                                 901            751
                                                                         ---------      ---------
     Total liabilities                                                     286,538        245,384

Commitments and contingencies (Note 13)

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                                                              2.

                  THE DELAWARE COUNTY BANK AND TRUST COMPANY



SHAREHOLDERS' EQUITY (NOTE 14)
Common stock: $1.00 par value, 1,424,400 shares authorized, issued
  and outstanding                                                         1,424        1,424
Additional paid-in capital                                                2,355        2,355
Retained earnings                                                        28,682       24,757
Unrealized gain on securities available for sale                            118          158
                                                                       --------     --------
     Total shareholders' equity                                          32,579       28,694
                                                                       --------     --------

              Total liabilities and shareholders' equity               $319,117     $274,078
                                                                       ========     ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                                                              3.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY


                      CONSOLIDATED STATEMENTS OF INCOME For
                the years ended December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------




                                                                       1996         1995        1994
                                                                       ----         ----        ----
INTEREST INCOME
     Loans, including fees                                           $17,756      $15,994     $12,106
     Securities
         Taxable                                                       4,374        2,411       2,179
         Tax-exempt                                                      360          510         604
     Federal funds sold                                                  774          870         459
     Bankers' acceptances                                                203          187         926
                                                                    --------      -------     -------
              Total interest income                                   23,467       19,972      16,274

INTEREST EXPENSE
     Deposits                                                         10,048        8,026       6,110
     Short-term borrowings                                               154           81          53
     Long-term debt                                                       --            3           5
                                                                    --------      -------     -------
              Total interest expense                                  10,202        8,110       6,168
                                                                    --------      -------     -------

NET INTEREST INCOME                                                   13,265       11,862      10,106

Provision for loan losses (Note 5)                                       366          362         145
                                                                    --------      -------     -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   12,899       11,500       9,961

NONINTEREST INCOME
     Service charges on deposit accounts                               1,235        1,134       1,136
     Loan servicing fees                                                 134          140         139
     Trust department income                                             123          107          83
     Net realized gains (losses) on sales of available for sale
       securities (Note 2)                                                (6)          17          --
     Net gains from sales of loans                                       181           59          93


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                              4.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY


     Other income                                                      1,223          953         888
                                                                    --------      -------     -------
              Total noninterest income                                 2,890        2,410       2,339

NONINTEREST EXPENSE
     Salaries and other employee benefits (Note 10)                    4,602        4,499       3,913
     Equipment expense                                                   635          622         644
     Occupancy expense of premises, net                                  654          590         596
     FDIC insurance premiums                                               2          258         493
     Other expense (Note 11)                                           2,723        2,796       3,334
                                                                    --------      -------     -------
              Total noninterest expense                                8,616        8,765       8,980
                                                                    --------      -------     -------

INCOME BEFORE INCOME TAXES                                             7,173        5,145       3,320

Provision for income taxes (Note 12)                                   2,293        1,562         921
                                                                    --------      -------     -------

NET INCOME                                                            $4,880       $3,583      $2,399
                                                                    ========      =======     =======

EARNINGS PER COMMON SHARE                                              $3.43        $2.52       $1.68
                                                                    ========      =======     =======

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.
                                                                              5.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY


           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              For the years ended December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)

--------------------------------------------------------------------------------



                                                                                      Unrealized Gain
                                                                                         (Loss) on
                                                        Additional                      Securities          Total
                                          Common          Paid-in       Retained         Available      Shareholders'
                                           Stock          Capital       Earnings         For Sale          Equity
                                           -----          -------       --------         --------          ------

BALANCE, JANUARY 1, 1994                  $ 1,187          $ 2,592        $ 20,209      $    (26)           $ 23,962
     Net income                                                              2,399                             2,399
     Cash dividends
       ($.49 per share)                                                       (703)                             (703)
     Change in unrealized gain
       (loss) on securities
       available for sale                                                                     16                 16
                                          -------          -------        --------      --------            --------

BALANCE, DECEMBER 31,
  1994                                      1,187           2,592           21,905           (10)             25,674
     Net income                                                              3,583                             3,583
     Cash dividends
       ($.51 per share)                                                       (731)                             (731)
     Stock split and change in par
       value of common stock                  237            (237)
     Change in unrealized gain
       (loss) on securities
       available for sale                                                                    168                 168
                                          -------          -------        --------      --------            --------

BALANCE, DECEMBER 31,
  1995                                      1,424           2,355           24,757           158             28,694

     Net income                                                              4,880                            4,880

     Cash dividends
       ($.67 per share)                                                       (955)                            (955)
     Change in unrealized gain
       (loss) on securities
       available for sale                                                                    (40)               (40)
                                          -------          -------        --------      --------            --------

Balance, December 31,
  1996                                    $ 1,424         $ 2,355         $ 28,682        $  118           $  32,579
                                          =======         =======         ========      ========           =========


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                                                             6.

                  THE DELAWARE COUNTY BANK AND TRUST COMPANY


                    CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1996, 1995 and 1994
                            (Dollars in thousands)

--------------------------------------------------------------------------------



                                                                   1996           1995          1994
                                                                   ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $4,880         $3,583        $2,399
     Adjustments to reconcile net income to net cash from
       operating activities
         Depreciation                                                428            413           424
         Provision for loan losses                                   366            362           145
         Deferred tax expense                                        277             87           150
         Securities losses (gains)                                     6            (17)           --
         Net securities amortization (accretion)                     275           (517)         (251)
         Federal Home Loan Bank stock dividends                      (41)            --            --
         Change in loans held for sale                              (496)          (262)          122
         Changes in other assets and other liabilities, net         (720)          (191)          217
                                                                --------      ---------      --------
              Net cash from operating activities                   4,975          3,458         3,206

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in bankers' acceptances                               --         12,763        17,922
     Securities available for sale
         Purchases                                               (31,595)       (18,696)           --
         Maturities and repayments                                 9,894            321            --
         Proceeds from sales                                       5,740          1,067            --
     Securities held to maturity
         Purchases                                               (84,208)      (106,104)      (97,332)
         Maturities and repayments                                81,778        123,503        97,649
     Net change in loans                                         (29,940)       (10,090)      (28,431)
     Premises and equipment expenditures                            (599)          (322)         (315)
     Proceeds from sale of premises and equipment                     56            183            --
     Purchases of other real estate                                   --           (244)           --

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                                                              7.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY


     Proceeds from sale of other real estate                          30             20           182
                                                                --------      ---------      --------
              Net cash from investing activities                 (48,844)         2,401       (10,325)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                       35,235         14,104        12,112
     Net change in short-term borrowings                           5,792           (806)         (752)
     Repayment of long-term debt                                     (23)           (21)          (19)
     Cash dividends paid                                            (955)          (731)         (703)
                                                                --------      ---------      --------
              Net cash from financing activities                  40,049         12,546        10,638
                                                                --------      ---------      --------

NET CHANGE IN CASH AND CASH EQUIVALENTS                           (3,820)        18,405         3,519
Cash and cash equivalents at beginning of year                    36,179         17,774        14,255
                                                                --------      ---------      --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                         $32,359        $36,179       $17,774
                                                                ========      =========      ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                                                              8.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying consolidated financial statements include the accounts of The Delaware County Bank and Trust Company (The Bank) and its wholly-owned subsidiaries, D.C.B. Corporation and 362 Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Bank is in the process of forming a holding company, D.C.B. Financial Corporation, which will issue common stock to current shareholders in exchange for shares of The Bank's common stock. The formation of the holding company and the merger with The Bank is subject to shareholder approval from a vote to take place on February 26, 1997. This internal reorganization will be accounted for similar to a pooling-of-interests, where the historical carrying values of the Bank's assets and liabilities will be carried forward to the consolidated financial statements.

NATURE OF OPERATIONS: The Bank's revenues, operating income, and assets are primarily from the banking industry. The Bank operates 13 offices in Delaware and Union Counties. Loan customers include a wide range of individuals, businesses, and other organizations. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items. The Bank's primary funding source is deposits from customers in its market area. The Bank also purchases investments, operates a trust department and engages in mortgage banking operations.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The collectibility of loans, fair values of financial instruments, and status of contingencies are particularly subject to change.

CASH FLOW REPORTING: For the purpose of reporting cash flows, cash and cash equivalents include those amounts included in the balance sheet captions, "Cash and due from banks" and "Federal funds sold." The Bank reports net cash flows for customer loan and deposit transactions and short-term borrowings.

The Bank paid interest of $10,077, $7,860, and $6,086 for 1996, 1995 and 1994.
Cash paid for income taxes was $2,200, $1,567, and $702 for 1996, 1995 and 1994.

BANKERS' ACCEPTANCES: Bankers' acceptances represent short term drafts that the issuing bank has agreed to pay at maturity. Interest income on these instruments is accrued over the contract period.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                              9.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are classified as trading when held for short term periods in anticipation of market gains, and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary. The Bank held no trading securities during any period presented and has no intent to purchase securities for trading.

Realized gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

LOANS HELD FOR SALE: Certain residential mortgage loans are originated for sale in the secondary mortgage loan market. These loans are included in the real estate mortgage loans and are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. To mitigate the interest rate risk, fixed commitments may be obtained at the time loans are originated or identified for sale. Loans originated and held for sale totaled $758 and $262 at year-end 1996 and 1995.

LOANS RECEIVABLE: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

--------------------------------------------------------------------------------
                                  (Continued)
                                                                             10.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effective January 1, 1995, The Bank adopted the provisions of Statement of Financial Accounting Standard (SFAS) Nos. 114 and 118, which modify the accounting for impaired loans. A loan is considered impaired when management believes that full collection of principal and interest is not probable. The Bank reduces the carrying value of impaired loans to the present value of expected future cash flows, or to the fair value of collateral if the loan is collateral dependent, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as bad debt expense. The effect of adopting and applying these standards in 1996 and 1995 was not material.

Loan impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. In addition, loans held for sale and leases are excluded from consideration of impairment. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in future payments and due to the passage of time are reported as part of the provision for loan losses.

CONCENTRATIONS OF CREDIT RISK: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, Ohio and the surrounding areas. Loans for commercial real estate, farmland, construction and land development purposes comprise 34% of loans. Loans for commercial purposes comprise 17% of loans and includes loans secured by business assets and agricultural loans. Loans for residential real estate purposes aggregate 23% of loans. Loans and leases for consumer purposes, including home equity loans, are primarily secured by consumer assets and represent 25% of total loans. The borrowers' ability to honor their contracts is not dependent upon the economic status of any single industry.

PREMISES AND EQUIPMENT: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             11.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

OTHER REAL ESTATE OWNED: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses incurred are charged to operations as incurred. Gains and losses on disposition, and changes in the valuation allowance are reported in other expense.

LOAN SERVICING: The Bank has sold various loans to the Federal Home Loan Mortgage Corporation (FHLMC) while retaining the servicing rights. Gains and losses on loan sales are recorded at the time of the cash sale.

SFAS No. 122, "Accounting for Mortgage Servicing Rights," was adopted on January 1, 1996. It requires entities to recognize, as separate assets, rights to service mortgage loans for others, regardless of how these rights are acquired. Mortgage servicing rights acquired through either the purchase or the origination of mortgage loans which are subsequently sold with servicing rights retained should be determined by allocating the total cost of the mortgage loans to mortgage servicing rights and to loans (without the mortgage servicing rights) based on their relative fair values. Mortgage servicing rights recorded as a separate asset are amortized in proportion to, and over the period of, estimated net servicing income. This pronouncement was superseded by SFAS No. 125 (see Note 16). Mortgage servicing rights totaled $107 at year-end 1996, and are included in "Accrued interest receivable and other assets," on the accompanying balance sheet.

INCOME TAXES: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             12.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

EARNINGS PER COMMON SHARE AND DIVIDENDS DECLARED PER COMMON SHARE: Earnings and dividends per share computations are based on the weighted average number of shares of common stock outstanding during the year. In January 1995, the Board of Directors voted to split the stock on a 3 for 1 basis and changed the par value of each share from $2.50 to $1.00. The split was effective and payable on June 14, 1995. All per share data has been retroactively adjusted for the stock split. The bank transferred $237 from paid-in capital to common stock due to the reduction in par value.

The weighted average number of shares outstanding was 1,424,400 for all periods presented.

FINANCIAL STATEMENT PRESENTATION: Some items in prior financial statements have been reclassified to conform with the current presentation.


NOTE 2 - SECURITIES

Year-end securities were as follows:


                                       .....................1996...................
                                                    Gross       Gross     Estimated
                                       Amortized  Unrealized  Unrealized    Fair
                                         Cost       Gains       Losses      Value
                                       ---------  ----------  ----------  ---------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities                 $5,483      $35     $ --         $5,518
Obligations of U.S. government
  agencies and corporations              28,238      139      (11)        28,366
Obligations of states and
  political subdivisions                    203       --      (10)           193
Mortgage-backed securities               11,421       69      (10)        11,480
                                        -------     ----     ----        -------
     Total debt securities               45,345      243      (31)        45,557

Equity securities                         1,652        9      (44)         1,617
                                        -------     ----     ----        -------

Total securities available for sale     $46,997     $252     $(75)       $47,174
                                        =======     ====     ====        =======

SECURITIES HELD TO MATURITY
Obligations of states and
  political subdivisions                 $5,946     $191     $(30)        $6,107
Corporate obligations                     2,230       20       (5)         2,245
Mortgage-backed securities               23,695      172      (48)        23,819
                                        -------     ----     ----        -------

Total securities held to maturity       $31,871     $383     $(83)       $32,171
                                        =======     ====     ====        =======

--------------------------------------------------------------------------------
                                  (Continued)
                                                                             13.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)


                                        ....................1995.................
                                                    Gross        Gross     Estimated
                                      Amortized   Unrealized   Unrealized    Fair
                                         Cost        Gains        Losses     Value
                                         ----        -----        ------     -----

SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities                $ 6,492     $  51      $  --      $ 6,543
Obligations of U.S. government
  agencies and corporations              18,272       167         (7)      18,432
Mortgage-backed securities                5,868        88        (14)       5,942
                                        -------     -----      -----      -------
         Total debt securities           30,632       306        (21)      30,917

Equity securities                           607                  (46)         561
                                        -------     -----      -----      -------

Total securities available for sale     $31,239     $ 306      $ (67)     $31,478
                                        =======     =====      =====      =======

SECURITIES HELD TO MATURITY
Obligations of U.S. government
  agencies and corporations             $ 8,892     $   2      $  (1)     $ 8,893
Obligations of states and
  political subdivisions                  6,489       197        (22)       6,664
Corporate obligations                     3,936        41         (6)       3,971
Mortgage-backed securities               10,160        25       (122)      10,063
                                        -------     -----      -----      -------

Total securities held to maturity       $29,477     $ 265      $(151)     $29,591
                                        =======     =====      =====      =======

The amortized cost and approximate fair value of debt securities at year-end 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities are shown separately since they are not due at a single maturity date.


                                   Available For Sale             Held To Maturity
                                   ------------------             ----------------
                                  Amortized       Fair        Amortized          Fair
                                   Cost          Value           Cost           Value
                                   ----          -----           ----           -----

Due in one year or less           $ 4,852        $ 4,872        $ 1,821        $ 1,829
Due from one to five years         11,487         11,556          4,069          4,103
Due from five to ten years         16,547         16,627          1,761          1,865
Due after ten years                 1,038          1,022            525            555

--------------------------------------------------------------------------------
                                  (Continued)
                                                                             14.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

Mortgage-backed securities         11,421         11,480         23,695         23,819
                                  -------        -------        -------        -------
                                  $45,345        $45,557        $31,871        $32,171
                                  =======        =======        =======        =======


NOTE 2 - SECURITIES (Continued)

Proceeds from sales of securities available for sale totaled $5,740 for 1996 and $1,067 for 1995. Gross gains of $4 and $26 and gross losses of $10 and $9 were realized on those sales. No securities were sold in 1994.

At year-end 1996, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders' equity.

During 1995, securities with an amortized cost of $13,600 were reclassified from held to maturity to available for sale, based on new interpretations issued for SFAS No. 115. At the time of the reclassification, the related unrealized gain of $90 was recorded as an increase in shareholders' equity, net of tax.

Investments with a carrying value of approximately $29,376 and $28,400 as of year-end 1996 and 1995, were pledged to secure public funds or other obligations.


NOTE 3 - LOANS AND LEASES

Year-end loans and leases were as follows:


                                                                1996            1995
                                                                ----            ----
         Loans secured by real estate
             Real estate construction                    $     23,489     $     10,235
             Residential                                       47,006           36,564
             Commercial and farmland                           45,487           40,328
         Commercial and industrial                             29,935           33,854
         Agricultural                                           5,098            4,683
         State and political subdivisions                       1,803            2,094
         Consumer and credit card                              38,269           35,493
         Lease financing, net                                   6,759            4,988
         Home equity lines of credit                            5,746            5,300
                                                         ------------     ------------

                                                         $    203,592     $    173,539
                                                         ============     ============

--------------------------------------------------------------------------------
                                  (Continued)
                                                                             15.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 3 - LOANS AND LEASES (Continued)

The following is a summary of the components of The Bank's net investment in direct financing equipment and vehicle leases at year-end:


                                           1996         1995
                                           ----         ----

Minimum lease payments receivable        $3,587        $3,182
Lease residuals (unguaranteed)            4,215         2,573
                                         ------        ------
                                          7,802         5,755
Unearned income                           1,043           767
                                         ------        ------

                                         $6,759        $4,988
                                         ======        ======

Mortgage loans serviced for others totaled $61,930 and $56,324 at year-end 1996 and 1995.


NOTE 4 - RELATED PARTY LOANS

Certain directors, executive officers and principal shareholders of The Bank, including their immediate families and companies in which they are principal owners, were loan customers during 1996 and 1995.

A summary of activity on these borrower relationships with aggregate debt greater than $60,000 is as follows:


                                           1996              1995
                                           ----              ----

            Beginning balance             $ 3,432         $ 3,313
            New loans and advances          4,084             930
            Payments                       (4,782)           (811)
                                          -------         -------

            Ending balance                $ 2,734         $ 3,432
                                          =======         =======

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             16.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:


                                    1996             1995           1994
                                    ----             ----           ----

Balance at beginning of year        $ 1,940         $ 1,865         $ 2,455
Provision for loan losses               366             362             145
Loans charged off                      (528)           (424)           (983)
Recoveries                              145             137             248
                                    -------         -------         -------

     Balance at end of year         $ 1,923         $ 1,940         $ 1,865
                                    =======         =======         =======

Impaired loans were as follows:


                                                 1996           1995
                                                 ----           ----

Year-end loans with no allowance for loan
  losses allocated                                $ --        $1,430
Year-end loans with allowance for loan
  losses allocated                                  41            83
Amount of the allowance allocated                   14            50

Average of impaired loans during the year          249         1,647
Interest income recognized during the year         295            85
Cash-basis interest income recognized              289            79


A large impaired loan was paid off in January, 1996.


NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                  1996           1995

Land                                             $  286        $  336
Buildings                                         1,761         1,685
Furniture and equipment                           3,162         2,648
Leasehold improvements                            1,070         1,070
                                                 ------        ------
                                                  6,279         5,739
Accumulated depreciation and amortization         3,575         3,150
                                                 ------        ------

                                                 $2,704        $2,589
                                                 ======        ======
--------------------------------------------------------------------------------
                                  (Continued)
                                                                             17.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 7 - LEASE COMMITMENTS

The Bank has long-term operating leases for branch offices and equipment which expire at various dates through 2017. Rental expense on lease commitments for 1996, 1995 and 1994 amounted to $210, $248 and $261. In 1996, The Bank entered into an agreement to lease a branch facility from a partnership in which a director of The Bank holds an interest. The lease is expected to commence on April 1, 1997 for a term of twenty years with annual rental payments expected to be $84. The following is a summary of the future minimum lease payments on these obligations:


                           1997                                  $       331
                           1998                                          352
                           1999                                          246
                           2000                                          200
                           2001                                          166
                           Thereafter                                  1,518
                                                                 -----------

                                                                 $     2,813
                                                                 ===========


NOTE 8 - INTEREST-BEARING DEPOSITS

Year-end interest-bearing deposits were as follows:


                                                                1996             1995
                                                                ----             ----
          Interest-bearing demand and money
                 market deposits                               $118,150        $ 99,795
               Savings deposits                                  38,389          38,692
               Certificates of deposit
                   In denominations under $100,000               56,655          43,041
                   In denominations of $100,000 or more          22,108          17,073
                                                               --------        --------

                                                               $235,302        $198,601
                                                               ========        ========

At year-end 1996, the scheduled maturities of certificates of deposit were as follows:


                           1997                                  $ 51,370
                           1998                                    14,721
                           1999                                    12,672
                                                                 --------
                                                                 $ 78,763
                                                                 ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             18.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------




NOTE 9 - BORROWED FUNDS

The following table is a summary of year-end borrowings:


                                                                   1996          1995
                                                                   ----          ----

          120 day Federal Home Loan Bank advance due
            January 1997 - 5.75%                                  $5,000        $ --

          Demand note issued to the U.S. Treasury                  1,323         508

          6 month promissory note due May 1997 and May
            1996 - prime rate                                        221         244

          Mortgage note - monthly principal and
            interest payments through 1997, collateralized
            by first mortgages - 9%                                    2          25
                                                                  ------        ----

                                                                  $6,546        $777
                                                                  ======        ====

During 1996, the Bank joined the Federal Home Loan Bank ("FHLB") of Cincinnati. As a member, the Bank has the ability to obtain up to approximately $21,210 in advances from the FHLB. The advances are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and FHLB stock.


NOTE 10 - RETIREMENT PLANS

EMPLOYEE 401(k) PLAN: The Bank provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must have at least one thousand hours of service during a twelve consecutive month period and must be 20 or more years old. Participants are permitted to make voluntary contributions to the Plan of up to 10% of individual compensation. The Bank matches those contributions based on the participant's Salary Savings Agreement and a discretionary percentage. Employee voluntary contributions are vested at all times and Bank contributions are fully vested after three years. The 1996, 1995 and 1994 expense related to this plan was $168, $153 and $132, respectively.


--------------------------------------------------------------------------------
                                 (Continued)


                                                                             19.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

NOTE 11 - OTHER NONINTEREST EXPENSE

Other noninterest expense consisted of the following:


                                             1996          1995           1994
                                             ----          ----           ----

Advertising and marketing                  $  245        $  344        $  396
Ohio franchise tax expense                    414           374           347
Postage, freight and courier                  270           245           233
Office supplies                               281           248           249
Check printing expense                        230           213           221
Litigation expense, including
  professional fees, net settlement
  and insurance recovery                       26           225           778
Other expenses                              1,257         1,147         1,110
                                           ------        ------        ------

                                           $2,723        $2,796        $3,334
                                           ======        ======        ======


NOTE 12 - INCOME TAXES

The provision for income taxes consists of the following:


                                       1996          1995         1994
                                       ----          ----         ----

          Current tax expense         $2,016        $1,475        $771
          Deferred tax expense           277            87         150
                                      ------        ------        ----

                                      $2,293        $1,562        $921
                                      ======        ======        ====

Year-end deferred tax assets and liabilities consist of the following:


                                                                         1996       1995
                                                                         ----       ----
          Deferred tax assets
               Allowance for loan losses in excess of tax reserve        $408        $372
               Leases                                                                  10
               Deferred loan fees                                          74          58
               Depreciation                                                51          62

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             20.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------




NOTE 12 - INCOME TAXES (Continued)


                                                                          1996           1995
                                                                          ----           ----
          Deferred tax liabilities
               Unrealized gain on investment securities available
                 for sale                                                  (59)          (81)
               Investment accretion                                        (82)          (70)
               Federal Home Loan Bank stock dividends                      (14)
               Leases                                                     (253)
               Mortgage servicing rights                                   (37)
               Other                                                        (4)          (12)
                                                                         -----         -----

          Net deferred tax asset                                         $  84         $ 339
                                                                         =====         =====

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34.0% to income before income taxes was as follows:


                                                 1996           1995           1994
                                                 ----           ----           ----
          Income taxes computed at the
            statutory federal tax rate
            on pre-tax income                 $ 2,439          $ 1,749          $ 1,129
          Tax effect of
               Tax exempt income                 (155)            (209)            (229)
               Other                                9               22               21
                                              -------          -------          -------

                                              $ 2,293          $ 1,562          $   921
                                              =======          =======          =======

          Effective tax rate                     32.0%            30.4%            27.7%
                                              =======          =======          =======



NOTE 13 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
WITH OFF-BALANCE SHEET RISK

LITIGATION: There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

RESERVE REQUIREMENTS: The Bank was required to have $3,468 and $3,700 of cash on hand or on deposit with the Federal Reserve to meet regulatory reserve requirements at year-end 1996 and 1995. These balances do not earn interest.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             21.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

NOTE 13 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
WITH OFF-BALANCE SHEET RISK (Continued)

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: Some financial instruments are used in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, standby letters of credit and other financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit, and financial guarantees written. Each customer's credit worthiness is evaluated on a case-by-case basis. The same credit policies are used for commitments and conditional obligations as are used for loans. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral varies but may include accounts receivable, inventory, property, equipment, income-producing commercial properties, residential real estate and consumer assets.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:


                                                1996            1995
                                                ----            ----

           Commitments to extend credit        $44,813        $39,007
           Standby letters of credit             2,254          1,342

At year-end 1996 and 1995, and included above, commitments to make fixed-rate loans at current market rates totaled $3,163 and $907. Fixed-rate standby letters of credit totaled $521 and $310 as of year-end 1996 and 1995. The interest rates on fixed-rate commitments ranged from 6.67% to 11.00% for 1996 and from 8.75% to 10.00% for 1995.


--------------------------------------------------------------------------------
                                  (Continued)

                                                                             22.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 14 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The minimum capital requirements are as follows:


                                    Capital to risk-
                                     weighted assets
                                     ---------------    Tier 1 capital
                                   Total     Tier 1    to average assets
                                   -----     ------    -----------------

      Well capitalized              10%        6%             5%
      Adequately capitalized         8         4              4
      Undercapitalized               6         3              3

At year-end, actual capital levels and minimum required levels were:


                                                                                                       Minimum Required
                                                                                                          To Be Well
                                                                               Minimum Required            Capitalized
                                                                                 For Capital          Under Prompt Corrective
                                                                                 -----------          -----------------------
                                                         Actual                Adequacy Purposes         Action Regulations
                                                         ------                -----------------         ------------------
                                                Amount            Ratio      Amount          Ratio       Amount        Ratio
                                                ------            -----      ------          -----       ------        -----
1996
Total capital (to risk weighted assets)         $34,350           15.72%     $17,484          8.0%      $21,855          10.0%
Tier 1 capital (to risk weighted assets)         32,427           14.84        8,742          4.0        13,113           6.0
Tier 1 capital (to average assets)               32,427           10.20       12,719          4.0        15,899           5.0

At year-end 1996, the Bank was categorized as well capitalized.


--------------------------------------------------------------------------------
                                  (Continued)

                                                                             23.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 14 - REGULATORY MATTERS (Continued)

Dividends paid by The Bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by regulatory authorities if dividends declared in any year exceeds the year's net income, as defined, plus the retained net profits of the two preceding years. These restrictions do not presently limit The Bank from paying normal dividends.


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST: For these short-term instruments, the carrying amount approximates fair value.

SECURITIES: For debt and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

LOANS AND LEASES: The fair value of most types of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers. Leases are not considered financial instruments under generally accepted accounting principles and are therefore not included in the following schedule.

MORTGAGE SERVICING RIGHTS: For these instruments, the carrying value approximates fair value.

DEPOSITS: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS: For these instruments, the carrying value approximates fair value.

LONG-TERM DEBT: The fair value of long-term debt is estimated by discounting future cash flows using currently available rates for similar financing.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN: The fair values of these items are not material and are therefore not included on the following schedule.


--------------------------------------------------------------------------------
                                  (Continued)

                                                                             24.

                   THE DELAWARE COUNTY BANK AND TRUST COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
(Continued)

The estimated year-end fair values of financial instruments were as follows:


                                               ..............1996...........    ..............1995...........
                                                Carrying           Fair            Carrying           Fair
                                                  Value            Value             Value            Value
                                                --------        ---------         ---------        ----------
Financial assets:
         Cash and cash equivalents            $  32,359         $  32,359         $  36,179         $  36,179
         Securities available for sale           47,174            47,174            31,478            31,478
         Securities held to maturity             31,871            32,171            29,477            29,591
         Loans (excluding leases)               196,833           198,006           168,551           169,923
         Mortgage servicing rights                  107               107
         Accrued interest receivable              2,152             2,152             1,780             1,780

Financial liabilities:
         Noninterest-bearing deposits           (43,789)          (43,789)          (45,255)          (45,255)
         Interest-bearing deposits             (235,302)         (235,894)         (198,601)         (199,092)
         Short-term borrowings                   (6,544)           (6,544)             (752)             (752)
         Long-term borrowings                        (2)               (2)              (25)              (25)
         Accrued interest payable                  (773)             (773)             (648)             (648)


NOTE 16 - NEW ACCOUNTING STANDARDS

Effective on January 1, 1997, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides guidance as to the accounting and financial reporting for transfers and servicing of financial assets and extinguishments of liabilities such as asset securitizations, repurchase agreements, wash sales, loan participations, transfers of loans with recourse and servicing of loans. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Standard also requires measuring instruments that have a substantial prepayment risk at fair value, much like securities classified as available for sale. While SFAS No. 125 supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights," it only marginally modifies the accounting and disclosure requirements of SFAS No. 122. The adoption of SFAS No. 125 did not have a material impact on The Bank's financial statements on January 1, 1997.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                             25.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
The Delaware County Bank and Trust Company
Delaware, Ohio

We have audited the accompanying consolidated balance sheets of The Delaware County Bank and Trust Company as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of The Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Delaware County Bank and Trust Company as of December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, The Bank changed its method of accounting for loan servicing and impaired loans in 1996 and 1995, respectively, to comply with new accounting guidance.




                          Crowe, Chizek and Company LLP
Columbus, Ohio
January 22, 1997


--------------------------------------------------------------------------------